Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement of Processa Pharmaceuticals, Inc. on Form S-3 of our report, dated October 5, 2026, with respect to our audits of the financial statements of Vidya Therapeutics, Inc. as of and for the year ended December 31, 2025 and for the period from April 8, 2024 (inception) to December 31, 2024, which report expresses substantial doubt about Vidya Therapeutics, Inc.’s ability to continue as a going concern and is included in Exhibit 99.1 to the Current Report on Form 8-K/A of Processa Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on October 5, 2026. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida
October 9, 2026